UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 18, 2012

TNP Strategic Retail Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54376	90-0413866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Main Street, Suite 700

Irvine, California 92614

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 833-8252

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Stockholder Letter

On May 14, 2012, the board of directors of TNP Strategic Retail Trust, Inc. (which is referred to herein as the “company,” “we,” “us,” and “our”) determined an estimated value per share of our common stock of $10.18 as of March 31, 2012. On May 21, 2012, we distributed a letter to our stockholders regarding the company’s estimated value per share. The full text of the letter to our stockholders regarding the estimated value per share is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Willow Run Press Release

On May 18, 2012, we distributed a press release announcing the completion of the acquisition of the Willow Run Shopping Center. The full text of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

The information furnished under Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 8.01	Other Events

Acquisition of Willow Run Shopping Center

On May 18, 2012, we acquired a fee simple interest in a multitenant retail center located in Westminster, Colorado, a suburb of Denver, commonly known as the Willow Run Shopping Center, or the Willow Run property, through TNP SRT Willow Run, LLC, our indirect subsidiary, or TNP SRT Willow Run, for an aggregate purchase price of $11,550,000, or $120.58 per square foot, exclusive of closing costs. As of the closing date, the Willow Run property was 88% leased. TNP SRT Willow Run financed the purchase price of the Willow Run property with (1) proceeds from our initial public offering and (2) an advance under our credit facility with KeyBank National Association in an original principal amount of $7,507,500.

Our Board of Directors’ Determination of Our Estimated Value Per Share

Our board of directors has determined an estimated value per share of our common stock of $10.18 as of March 31, 2012, an increase from the previously determined estimated value per share of $10.14 as of December 31, 2011 and $10.08 as of September 30, 2011. We are providing the estimated value per share to assist broker-dealers and stockholders in their evaluation of us. This is the third determination by our board of directors of an estimated value per share of our common stock. We currently anticipate that an estimated value per share will be calculated quarterly through the quarter ended June 30, 2012. We anticipate disclosing an updated estimated value per share as of June 30, 2012 in August 2012. However, our board of directors may determine to update such estimate more frequently.

The objective of our board of directors in determining the estimated value per share was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate after consultation with our advisor. The estimated value per share is based on (x) the estimated value of our assets less the estimated value of our liabilities divided by (y) the number of outstanding shares of our common stock plus the limited partnership units of our operating partnership issued to third party sellers in connection with our acquisition of Pinehurst Square East and the Shops at Turkey Creek, which we refer to as “limited partnership units,” all as of March 31, 2012. Investors are cautioned that the market for commercial real estate can fluctuate quickly and substantially and values of our assets and liabilities are expected to change in the future.

In determining an estimated value of a share of our common stock, our board of directors relied upon information provided by our advisor as well as our board of directors’ experience with, and knowledge about, our real estate portfolio. Our board of directors also reviewed (1) prior appraisals on certain of our properties conducted by third party appraisers, (2) the acquisition cost of properties that had not been previously appraised and (3) a separate report prepared by our advisor providing our estimated per share value, which we refer to as the “valuation report.”

Our board of directors determined the estimated per share value in its sole discretion and is ultimately and solely responsible for establishing the estimated value of a share of our common stock. Our board of directors did, however, engage the services of Duff & Phelps LLC, or Duff & Phelps, an independent valuation firm, to conduct valuation consulting services regarding all of our real estate assets. Duff & Phelps reviewed our board’s conclusions of market value for each of our properties and concluded that these values were reasonable. We believe there are no material conflicts of interest between Duff & Phelps, on the one hand, and us, our advisor and our directors or officers, on the other hand.

Methodology

The following is a summary of the valuation methodologies used for each type of asset:

Real Estate Investments. Our board of directors determined that the market value of the leased fee interests in our portfolio of 16 retail properties as of March 31, 2012 was $230,110,000. The purchase price for the same properties (as adjusted for related capital expenditures) was approximately $203,736,000. Our board of directors previously determined that the market value of the leased fee interests in our portfolio of 11 retail properties as of December 31, 2011 was $175,004,000.

In determining the value of our property portfolio, our board of directors considered the value of the 16 properties we owned as of March 31, 2012 based upon future streams of income expected by each property, discounted at an appropriate rate to convert the streams into a present value (the discounted cash flow analysis). In performing the discounted cash flow analysis, our board of directors reviewed cash flow projections based on internally generated budgets, market leasing assumptions, market rate estimates, absorption estimates and other property level information provided by our advisor. Notwithstanding the above, with respect to three of the properties acquired during the first quarter of 2012, the value of the property was based on the purchase price. The value of Morningside Marketplace was valued higher than the purchase price based on secured pad sales at the property.

Notes Payable. The valuation report prepared by our advisor contained a valuation of our notes payable using a discounted cash flow analysis. Cash flows were based on the remaining loan terms and on our advisor’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral. Our notes payable increased from $112,395,000 at December 31, 2011 to $148,123,000 at March 31, 2012.

Other Assets and Liabilities. The valuation report prepared by our advisor contained a majority of our other assets and liabilities, consisting primarily of cash, restricted cash, accounts receivable, accounts payable and accrued liabilities, which were considered by our board of directors to be equal to fair value due to their short maturities. Certain balances, including acquired above/below market leases and other non-cash measures, have been eliminated for the purpose of determining the estimated value per share due to the fact that the value of those assets and liabilities were already considered in the valuation of the respective investments.

The estimated value per share was based upon 8,352,939 shares of equity interests outstanding as of March 31, 2012, which was comprised of 7,921,143 outstanding shares of our common stock and 431,796 outstanding limited partnership units issued to third parties in connection with the acquisition of certain properties.

The estimated per share value does not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of our debt, or a discount for our corporate level overhead.

The following table presents how the estimated value per share was determined as of March 31, 2012 and December 31, 2011 (in thousands):

	March 31, 2012	December 31, 2011
Value of Properties (1)	$178,210	$176,500
Value of First Quarter Acquisitions	51,900	—
Cash	5,666	3,240
Other Assets	1,868	1,384

	$237,644	$181,124

Other Liabilities	$(4,509)	$(4,955)
Notes Payable	(148,123)	(112,395)
Mark to Market of Notes Payable	—	(300)

	$(152,632)	$(117,650)

Book Value/Net Asset Value	$85,012	$63,474

Shares Outstanding	8,353	6,262

Estimated per share value	$10.18	$10.14

(1)	Includes the properties owned in the portfolio as of December 31, 2011.

Allocation of Estimated Value

As of March 31, 2012, our estimated value per share was calculated as follows:

Real estate properties	$27.55 (1)
Mortgage debt	$(13.62)
Line of credit	$(4.11)
Other	$0.36
Estimated value per share	$10.18

(1)	The following are the key assumptions (shown on a weighted average basis) that were used in the discounted cash flow models to estimate the value of our real estate assets:

Exit capitalization rate	8.15%
Discount rate	9.35%
Annual market rent growth rate (a)	3.0%
Average holding period	10 years

(a)	Rates reflect estimated compounded annual growth rates (CAGRs) for market rents over the holding period. The range of CAGRs shown is the constant annual rate at which the market rent is projected to grow to reach the market rent in the final year of the hold period for each of the properties.

While we believe that our assumptions are reasonable, a change in these assumptions would impact the calculation of the value of our real estate assets. For example, assuming all other factors remain unchanged, an increase in the weighted average discount rate of 25 basis points would yield a decrease in the value of our real estate assets of 1.6%, while a decrease in the weighted average discount rate of 25 basis points would yield an increase in the value of our real estate assets of 1.6%. Likewise, an increase in the weighted average exit capitalization rate of 25 basis points would yield a decrease in the value of our real estate assets of 1.5%, while a decrease in the weighted average exit capitalization rate of 25 basis points would yield an increase in the value of our real estate assets of 1.5%.

Limitations of the Estimated Value Per Share

As with any valuation methodology, the methodologies used to determine the estimated value per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated value per share, which could be significantly different from the estimated value per share determined by our board of directors. The estimated value per share determined by our board of directors does not represent the fair value of our assets less liabilities in accordance with GAAP, and such estimated value per share is not a representation, warranty or guarantee that:

•	a stockholder would be able to realize the estimated share value if such stockholder attempts to sell his or her shares;

•	a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of the company;

•	shares of our common stock would trade at the estimated value per share on a national securities exchange;

•	a third party would offer the estimated value per share in an arms-length transaction to purchase all or substantially all of the shares of our common stock; or

•

the methodologies used to estimate the value per share would be acceptable to the Financial Industry Regulatory Authority, Inc. or under the Employee Retirement Income Security Act with respect to their respective requirements.

Further, the estimated value per share was calculated as of a moment in time, and, although the value of our shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets (including acquisitions and dispositions of real estate assets since March 31, 2012), developments related to individual assets and changes in the real estate and capital markets, we have only undertaken to update the estimated value per share quarterly through the quarter ended June 30, 2012. As a result, stockholders should not rely on the estimated value per share as being an accurate measure of the then-current value of our shares of common stock in making an investment decision. For the reasons set forth above and due to the fact that we are still conducting our continuous public offering of common stock and remain in our acquisition phase, our board of directors has determined that it is not appropriate to revise the price at which shares of our common stock are offered in our continuous public offering or under our distribution reinvestment plan at this time. In addition, we have not changed the price of redemptions under our share redemption program at this time other than with respect to the death or disability of a stockholder in which case shares will be redeemed at the most recent estimated value per share.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	TNP Strategic Retail Trust, Inc. letter to stockholders (regarding estimated value per share), dated May 21, 2012

99.2	Press Release, dated May 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP STRATEGIC RETAIL TRUST, INC.

Date: May 21, 2012	By:	/s/ James Wolford
James Wolford
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	TNP Strategic Retail Trust, Inc. letter to stockholders (regarding estimated value per share), dated May 21, 2012

99.2	Press Release, dated May 18, 2012